Exhibit 10.9

LICENSE AGREEMENT

THIS AGREEMENT is made by and between the Board of Trustees of the University of Arkansas acting for and on behalf of the University of Arkansas for Medical Sciences, a public institution of higher education having principal offices at 2404 North University Avenue, Little Rock, Arkansas 72207 United States of America (hereinafter “UNIVERSITY”), and ImaRx Therapeutics, Inc. having a principal place of business at 1635 East 18th Street, Tucson, Arizona 85719 (hereinafter “LICENSEE”).

WITNESSETH

WHEREAS, UNIVERSITY is the owner of certain PATENT RIGHTS (as later defined herein) relating to certain technology invented by UNIVERSITY employees and students of the UNIVERSITY and has the right to grant licenses under said PATENT RIGHTS; and

WHEREAS, UNIVERSITY desires to have the PATENT RIGHTS developed and commercialized to benefit the public and is willing to grant licenses there under; and

WHEREAS, LICENSEE desires to obtain a license under the PATENT RIGHTS upon the terms and conditions hereinafter set forth.

NOW, THEREFORE, in consideration of the premises and the mutual covenants contained herein, the Parties hereto agree as follows:

ARTICLE 1         EFFECTIVE DATE

This Agreement shall be effective as of February 10, 2006 (hereinafter the “EFFECTIVE DATE”).

ARTICLE 2         DEFINITIONS

For the purposes of this Agreement, the following words and phrases shall have the following meaning:

2.1           “PATENT RIGHTS” shall mean all of the following UNIVERSITY intellectual property:

(a)           the United States and foreign patents and/or patent applications listed in Appendix A attached hereto, and corresponding foreign patents and/or foreign patent applications; and

(b)           United States patents issued from the applications listed in Appendix A and from applications for divisionals, continuations, continuations-in-part, reexaminations and reissues of the patents and/or applications listed in Appendix A and any divisionals, continuations, continuations-in-part, re-examinations and reissues issued from such applications and foreign patents issued from corresponding foreign patent applications.

(c)           As used in this Agreement, the term “patent” means (i) unexpired letters patent (including inventor’s certificates) including, without limitation, any substitution, extension (such as supplementary protection certificates), registration, confirmation, reissue, re-examination, renewal or any like filing thereof, and (ii) pending applications for letters patent, including without limitation any continuation, division or continuation-in-part thereof and any provisional applications, and any foreign counterparts and all patents that issue there from.

2.2           “LICENSED PRODUCT” shall mean any product or part thereof which:

(a)           but for the license granted herein would infringe in whole or in part upon an issued, unexpired, valid claim or a pending claim contained in the PATENT RIGHTS in the country in which any such product or part thereof is made, used or sold; or

(b)           is manufactured by using a process or is employed to practice a process which, but for the license granted herein, would infringe in whole or in part upon an issued, unexpired, valid claim or a pending claim contained in the PATENT RIGHTS in the country in which any LICENSED PROCESS is used or in which such product or part thereof is used or sold.

2.3           A “LICENSED PROCESS” shall mean any process, which is covered in whole or in part by an issued, unexpired, valid claim, or a pending claim contained in the PATENT RIGHTS.

2.4           “NET SALES” shall mean the gross revenues received by LICENSEE and its agents, Affiliates, sublicensees and third parties for the sale of LICENSED PRODUCTS less: returns, allowances, and discounts actually granted; packing, insurance, freight out, taxes or excise duties imposed on the transaction (if separately invoiced); wholesaler discounts and cash discounts. No deductions shall be made for commissions paid to individuals regularly employed by LICENSEE and on its payroll, or for cost of collections. Notwithstanding the foregoing, Net Sales shall not include any revenues with respect to: (i) any LICENSED PROCESS or (ii) with respect to any product which is a LICENSED PRODUCT solely with respect to claims 23 through 26 of US Patent No. 6,945,937, and any corresponding claims in any other patent included in the PATENT RIGHTS, it being the intent of the parties that the rights of LICENSEE hereunder with respect to any LICENSED PROCESS and the foregoing claims shall be royalty free.

2.5           “FIRST COMMERCIAL SALE” shall mean the initial transfer by or behalf of LICENSEE or its sublicensees of LICENSED PRODUCTS or the initial practice of a LICENSED PROCESS by or on behalf of LICENSEE or its sublicensees in exchange for cash or some equivalent to which value can be assigned for the purpose of determining NET SALES.

2.6           “LICENSEE” is understood to include all of its Affiliates. An Affiliate of LICENSEE shall mean any corporation or other business entity controlled by, controlling, or under common control with LICENSEE. For this purpose, “control” means direct or indirect beneficial ownership of at least fifty percent (50%) of the voting stock, or at least fifty percent (50%) interest in the income of such corporation or other business.

2.7           “TERRITORY” shall mean the world.

2.8           “LICENSED FIELD” shall mean all applications.

ARTICLE 3         GRANT

3.1           UNIVERSITY hereby grants to LICENSEE an exclusive right and license in the TERRITORY for the LICENSED FIELD to practice under the PATENT RIGHTS and to make, have made, use, offer for sell, sell and import LICENSED PRODUCTS and to practice the LICENSED PROCESSES. Such licenses are hereby granted until the end of the term of the PATENT RIGHTS unless this Agreement shall be sooner terminated according to the terms hereof.

3.2           LICENSEE shall have the right to grant sublicenses consistent with this Agreement provided that LICENSEE shall be responsible for the operations of its sublicenses relevant to this Agreement as if such operations were carried out by LICENSEE, including the payment of royalties whether or not paid to LICENSEE by a sublicensee. LICENSEE further agrees to deliver to UNIVERSITY a true and correct copy of each sublicense granted to LICENSEE, and any modification or termination thereof, within thirty (30) days after execution, modification, or termination, which University shall maintain in confidence per the terms of Article 17. Upon termination of this Agreement, any and all existing sublicenses granted by LICENSEE shall survive and shall be assigned to UNIVERSITY.

3.3           UNIVERSITY reserves the right to make and to use and to grant nonexclusive licenses to non-profit entities to make and to use, for research purposes only and not for any commercial purpose the technology and the subject matter described and claimed in the PATENT RIGHTS.

ARTICLE 4         DUE DILIGENCE

4.1           LICENSEE shall use commercially reasonable efforts to bring one or more LICENSED PRODUCTS to market through an active and diligent program for exploitation of the PATENT RIGHTS and to continue active, diligent marketing efforts for one or more LICENSED PRODUCTS throughout the life of this Agreement.

4.2           In addition, LICENSEE shall use commercially reasonable efforts to adhere to the following milestones:

(a)           LICENSEE shall deliver to UNIVERSITY on or before nine (9) months after the execution of this Agreement the preliminary business and FDA application and approval plans showing each phase of development of LICENSED PRODUCTS and shall provide similar reports to UNIVERSITY in accordance with Article 6.3 hereof.

(b)          LICENSEE shall develop an animal model / testing protocol of LICENSED PRODUCT on or before two years after execution of this Agreement.

(c)          LICENSEE shall proceed diligently toward obtaining appropriate United States regulatory approval for marketing LICENSED PRODUCTS and shall show appropriate and reasonable evidence toward same within five years of entering into Agreement.

4.3           LICENSEE’s continued failure to perform in accordance with Articles 4.1 and 4.2 above for a period of 45 days after receiving from UNIVERSITY written notice of default thereon, shall be grounds for UNIVERSITY, at sole option of UNIVERSITY, to terminate this Agreement pursuant to Article 10 hereof or render this license nonexclusive. In making this decision, UNIVERSITY shall take into account the normal course of such activities conducted with sound and reasonable business practices and judgment and shall take into account the reports provided hereunder by LICENSEE.

ARTICLE 5         ROYALTIES AND OTHER CONSIDERATION

5.1           For the rights, privileges and license granted hereunder, LICENSEE shall pay royalties and other compensation to UNIVERSITY in the manner hereinafter provided to the end of the term of the PATENT RIGHTS or until this Agreement shall be earlier terminated:

(a)           LICENSEE shall pay to UNIVERSITY on or before thirty (30) days after the EFFECTIVE DATE one half ($7,500) of a nonrefundable initial license fee of fifteen thousand dollars ($15,000) and the balance of $7,500 on or before the first anniversary of the EFFECTIVE DATE.

(b)           LICENSEE shall pay to UNIVERSITY twenty-five thousand dollars ($25,000) within thirty (30) days after the FIRST COMMERCIAL SALE in the U.S.

(c)           LICENSEE shall pay to UNIVERSITY a minimum annual royalty in accordance with the following schedule:

(i)	$5,000 per year commencing February 10, 2007, increasing to

(ii)	$7, 000 per year on February 10, 2009, and each year thereafter.

Such minimum royalty payments shall be offset against University Royalties due during the applicable year.

(d)           LICENSEE shall pay to UNIVERSITY the following running royalties (“UNIVERSITY Royalties”):

(i)	4.0% of NET SALES of up to $1M;

(ii)	3.0% of NET SALES greater than $1M, but less than $10M;

(iii)	2.0% of NET SALES greater than $10M.

Provided, however, that the total royalty payments paid by LICENSEE to UNIVERSITY shall not exceed $20M, and the license granted hereunder shall be royalty free after such amount has been paid.

(e)           A one-time success payment of $250,000 in the first year that the aggregate Net Sales of LICENSED PRODUCTS exceeds $10M. This payment shall be made in addition to any royalties due.

(f)           Third Party Payments: LICENSEE shall pay UNIVERSITY fifteen percent (15%) of lump-sum non-royalty consideration actually received by LICENSEE from third party (ies) under a sublicensing agreement with LICENSEE; provided that, if LICENSEE has added substantial value or improvement to the LICENSED PRODUCTS, LICENSEE shall pay UNIVERSITY seven and one-half percent (7.5%) of such consideration. Substantial value or improvement is defined as FDA / regulatory approval for marketing LICENSED PRODUCTS. The foregoing payment obligation shall not apply with respect to consideration related to the provision of goods, services or equity ownership by LICENSEE to any sublicensee.

(g)          LICENSEE shall pay one hundred percent (100%) of the costs incurred in the preparation, filing, prosecution (including appeals, interferences, and other ex parte and inter partes proceedings) and maintenance of patent applications and patents by UNIVERSITY as of the EFFECTIVE DATE in accordance with the following schedule:

(i)	$15,000 on the execution of this agreement and

(ii)	The balance of all patent costs incurred prior to the EFFECTIVE DATE twelve (12) months from the EFFECTIVE DATE of this agreement.

(h)          Should LICENSEE be required to pay royalties to a third party with respect to any patent rights of such third party (“Other Royalties”) in order to make, have made, use, offer for sell, sell or import a particular LICENSED PRODUCT, LICENSEE shall be entitled to credit such Other Royalties against the UNIVERSITY royalties due hereunder, provided that the UNIVERSITY royalties shall not be reduced below fifty percent (50%) of those that would otherwise be due UNIVERSITY.

5.2           All amounts payable hereunder by LICENSEE shall be paid in full, without deduction of taxes or other fees which may be imposed by any government and which shall be paid by LICENSEE.

5.3           No multiple or cumulative royalties shall be payable because any LICENSED PRODUCT or LICENSED PROCESS, its manufacture, use, lease or sale are or shall be covered by more than one PATENT RIGHTS patent application or PATENT RIGHTS patent licensed under this Agreement.

5.4           All sales or use of LICENSED PRODUCTS by LICENSEE, excepting sales under Article 8.1 to an Affiliate or another LICENSEE of UNIVERSITY, shall be subject to royalty payments as provided.

ARTICLE 6         RECORDS AND REPORTS

6.1           LICENSEE shall keep full, true and accurate books of account containing all particulars that may be necessary for the purpose of showing the amounts payable to UNIVERSITY hereunder. Said books of account shall be kept at LICENSEE’s principal place of business or the principal place of business of the appropriate operating subsidiary of LICENSEE to which this Agreement relates. Said books and the supporting data shall be open, to the extent relevant to the licenses granted hereunder, at all reasonable times for five (5) years following the end of the calendar year to which they pertain, to the inspection of UNIVERSITY or his agents for the purpose of verifying LICENSEE’s royalty statement or compliance in other respects with this Agreement. Should such inspection lead to the discovery of a greater than ten percent (10%) discrepancy in reporting to UNIVERSITY’s detriment, LICENSEE agrees to pay the full cost of such inspection actually incurred by UNIVERSITY.

6.2           LICENSEE shall report to UNIVERSITY the date of first sale of a LICENSED PRODUCT or LICENSED PROCESS in each country within thirty (30) days of occurrence.

6.3           Prior to the FIRST COMMERCIAL SALE, LICENSEE shall make annual progress reports to UNIVERSITY regarding both the milestones listed in Article 4 and other measures of product development. These reports are due June 30 following the EFFECTIVE DATE and prior to the FIRST COMMERCIAL SALE.

6.4           After the FIRST COMMERCIAL SALE of a LICENSED PRODUCT or LICENSED PROCESS, LICENSEE, within sixty (60) days after March 31, June 30, September 30, and December 31 of each year, shall deliver to UNIVERSITY true and accurate reports, giving such particulars of the business conducted by LICENSEE and its sublicensees with respect to the LICENSED PRODUCTS and LICENSED PROCESSES during the preceding three month period under this Agreement as shall be pertinent to a royalty accounting hereunder. These shall include at least the following:

(a)          quantity of LICENSED PRODUCTS manufactured and sold by LICENSEE;

(b)          quantity of LICENSED PRODUCTS manufactured and sold by each sublicensee;

(c)          total receipts for LICENSED PRODUCTS sold by LICENSEE;

(d)          total receipts by LICENSEE for LICENSED PRODUCTS sold by each sublicensee;

(e)          receipts for all LICENSED PROCESSES used or sold by LICENSEE

(f)           receipts for all LICENSED PROCESSES used or sold by each sublicensee;

(g)          deductions applicable as provided in Article 2.4;

(h)          amounts due on additional payments from sublicensees under Article 4.1(b);

(i)           total royalties due; and

(j)           names and addresses of each sublicensee of LICENSEE.

6.5           With each such report submitted, LICENSEE shall pay to UNIVERISITY the royalties and other amounts then due and payable under this Agreement. If no royalties or other amounts shall be due, LICENSEE shall so report.

ARTICLE 7         PATENT PROSECUTION

LICENSEE shall apply for, seek prompt issuance of, and maintain during the term of this Agreement the PATENT RIGHTS in the United States and in the foreign countries listed in Appendix A hereto. Appendix A may be amended by verbal agreement of both Parties, such agreement to be confirmed in writing within ten (10) days. The prosecution, filing and maintenance of all PATENT RIGHTS patents and applications shall be the primary responsibility of LICENSEE, including payment of all costs associated therewith; provided, however, UNIVERSTIY shall have reasonable opportunities to advise LICENSEE and shall cooperate with LICENSEE in such prosecution, filing and maintenance.

ARTICLE 8         OTHER TRANSFERS OF LICENSED PRODUCTS

8.1           It is anticipated that LICENSEE may supply LICENSED PRODUCTS or LICENSED PROCESSES to another Licensee of UNIVERSITY for further processing and/or sale by the Affiliate or sublicensee under PATENT RIGHTS. No royalty shall be payable by LICENSEE with respect to such LICENSED PRODUCTS, so long as the Affiliate or sublicensee shall be obligated to pay UNIVERSITY royalty under PATENT RIGHTS on its use or sales thereof at a rate not less than that set forth in Article 5.1 (a). However, reports made by LICENSEE as provided in Article 6.3 shall list each such transaction as a non-royalty-bearing sale and identify such Affiliate or other LICENSEE.

8.2           If a royalty payment has been made to UNIVERSITY for a LICENSED PRODUCT used by LICENSEE to make another LICENSED PRODUCT, that payment may be deducted by LICENSEE from any royalty payment which would otherwise be owing with respect to such resulting LICENSED PRODUCT, and in no event shall LICENSEE be required under any circumstances to pay royalties in excess of the royalties payable under this Agreement with respect to any LICENSED PRODUCT.

ARTICLE 9         INFRINGEMENT

9.1           In the event of any action for infringement, or institution of any proceedings challenging the validity of any of the patents under PATENT RIGHTS in the LICENSED FIELD, LICENSEE shall have the right, but not the obligation, at its own expense and in its own name, to prosecute actions or defend proceedings. UNIVERSITY will assist LICENSEE in actions or proceedings, if so requested, and will lend its name to actions or proceedings if required by LICENSEE or by law. LICENSEE will assume all reasonable costs, which UNIVERSITY may incur in affording assistance in actions or proceedings. If LICENSEE elects not to bring any action for infringement, or defend any proceedings challenging the validity, of any of the patents under PATENT RIGHTS as aforesaid, UNIVERSITY shall have the right but not the obligation to bring action or defend proceedings in its own name at its own expense. LICENSEE hereby agrees to lend its name to the proceedings if a legally indispensable party and will render all reasonable assistance on technical matters relating to the proceedings. In the event of a recovery with respect to an action for infringement, UNIVERSITY and LICENSEE shall first be reimbursed for costs of prosecuting or defending the action, and any balance shall be paid to the Party defending or prosecuting the action.

9.2           Upon payment by LICENSEE of costs incurred by either LICENSEE or UNIVERSITY in any action for infringement, or defense of any proceedings challenging the validity, of any patent under PATENT RIGHTS, LICENSEE may utilize a set-off for all such litigation costs against royalty owed not to exceed fifty (50) percent of royalties owed in a given year, with carry-over of set-off to future years of this Agreement. Any recovery of damages by LICENSEE from each patent enforcement or defense action shall be first applied to reimburse LICENSEE and UNIVERSITY for such litigation costs not paid from royalties, then to reimburse UNIVERSITY for royalties set-off and the balance, if any, to be shared equally.

ARTICLE 10         PRODUCT LIABILITY

10.1         LICENSEE shall at all times during the term of this Agreement and thereafter, indemnify, defend and hold UNIVERSITY, its trustees, directors, officers, employees and affiliates, harmless against all claims, proceedings, demands and liabilities of any kind whatsoever, including legal expenses and reasonable attorneys’ fees, arising out of the death of or injury to any person or persons or out of any damage to property, or resulting from the production, manufacture, sale, use, consumption or advertisement of the LICENSED PRODUCTS and/or LICENSED PROCESSES by or on behalf of LICENSEE or arising from any obligation of LICENSEE hereunder, excepting only claims that the PATENT RIGHTS infringe third party intellectual property and any claims arising out of negligence or willful misconduct of UNIVERSITY, its trustees, directors, officers, employees and affiliates.

10.2         Prior to the FIRST COMMERCIAL SALE, LICENSEE shall obtain and carry in full force and effect commercial, general liability insurance, which shall protect LICENSEE and UNIVERSITY with respect to events, covered by Article 10.1 above. Such insurance shall be written by a reputable insurance company authorized to do business in the State of Arkansas, shall list UNIVERSITY as an additional named insured there under, shall be endorsed to include product liability coverage and shall require thirty (30) days written notice to be given to UNIVERSITY prior to any cancellation or material change thereof. The limits of such insurance shall not be less than one million dollars ($1,000,000) per occurrence with an aggregate of three million dollars ($3,000,000) for personal injury or death, and one million dollars ($1,000,000) per occurrence with an aggregate of three million dollars ($3,000,000) for property damage. LICENSEE shall provide UNIVERSITY with Certificates of Insurance evidencing the same.

10.3         UNIVERSITY hereby represents and warrants to LICENSEE: (i) that UNIVERSITY is the owner of the PATENT RIGHTS, and (ii) that UNIVERSITY has the power and authority to enter into the is Agreement and grant the rights granted hereunder, and (iii) that to the actual knowledge of UNIVERSITY the exercise by LICENSEE of the rights granted pursuant to this Agreement will not infringe upon the intellectual property rights of any third party. EXCEPT AS OTHERWISE EXPRESSLY SET FORTH IN THIS AGREEMENT, UNIVERSITY, ITS TRUSTEES, DIRECTORS, OFFICERS, EMPLOYEES, AND AFFILIATES MAKE NO REPRESENTATIONS AND EXTEND NO WARRANTIES OF ANY KIND, EITHER EXPRESS OR IMPLIED, INCLUDING BUT NOT LIMITED TO WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, VALIDITY OF PATENT RIGHTS CLAIMS, ISSUED OR PENDING, AND THE ABSENCE OF LATENT OR OTHER DEFECTS, WHETHER OR NOT DISCOVERABLE. NOTHING IN THIS AGREEMENT SHALL BE CONSTRUED AS A REPRESENTATION MADE OR WARRANTY GIVEN BY UNIVERSITY THAT THE PRACTICE BY LICENSEE OF THE LICENSE GRANTED HEREUNDER SHALL NOT INFRINGE THE PATENT RIGHTS OF ANY THIRD PARTY. IN NO EVENT SHALL UNIVERSITY, ITS TRUSTEES, DIRECTORS, OFFICERS, EMPLOYEES AND AFFILIATES BE LIABLE FOR INCIDENTAL OR CONSEQUENTIAL DAMAGES OF ANY KIND, INCLUDING ECONOMIC DAMAGE OR INJURY TO PROPERTY AND LOST PROFITS, REGARDLESS OF WHETHER UNIVERSITY SHALL BE ADVISED, SHALL HAVE OTHER REASON TO KNOW, OR IN FACT SHALL KNOW OF THE POSSIBILITY.

ARTICLE 11         EXPORT CONTROLS

It is understood that UNIVERSITY is subject to United States laws and regulations controlling the export of technical data, computer software, laboratory prototypes and other commodities (including the Arms Export Control Act, as amended, and the Export Administration Act of 1979), and that its obligations hereunder are contingent on the compliance with applicable United States export laws and regulations. The transfer of certain technical data and commodities may require a license from the cognizant agency of the United States Government and/or written assurances by LICENSEE that LICENSEE shall not export data or commodities to certain foreign countries without prior approval of such agency. UNIVERSITY neither represents that a license shall not be required nor that, if required, it shall be issued.

ARTICLE 12         NON-USE OF NAMES

LICENSEE shall not use the name of UNIVERSITY, nor any adaptation thereof, in any advertising, promotional or sales literature without prior written consent of UNIVERSITY, except that LICENSEE may state that it is licensed by UNIVERSITY under one or more of the patents and/or applications comprising the PATENT RIGHTS.

ARTICLE 13         ASSIGNMENT

This Agreement shall not be assigned except with the advance written consent of UNIVERSITY, provided that no such consent shall be required with respect to any assignment in connection with any sale, merger or other transaction involving the transfer of substantially all of the assets of LICENSEE’s business to which this Agreement relates; provided that such assignee agrees in writing to be bound by all the terms and conditions of this Agreement. Failure of assignee to so agree shall be grounds to terminate this Agreement by UNIVERSITY pursuant to Section 15.2.

ARTICLE 14         DISPUTE RESOLUTION

14.1         Except for the right of either Party to apply to a court of competent jurisdiction for a temporary restraining order, a preliminary injunction, or other equitable relief to preserve the status quo or prevent irreparable harm, any and all claims, disputes or controversies arising under, out of, or in connection with the Agreement which the Parties shall be unable to resolve within sixty (60) days shall be mediated in good faith. The Party raising such dispute shall promptly advise the other Party of such claim, dispute, or controversy in writing, which describes in reasonable detail the nature of such dispute. By not later than fifteen (15) business days after recipient has received such notice of dispute, each Party shall have selected for itself a representative who shall have the authority to bind such Party and shall additionally have advised the other Party in writing of the name and title of such representative. By not later than thirty (30) business days after such notice of dispute, the Party against whom the dispute shall be raised shall select a mediation firm and such representatives shall schedule a date with such firm for a mediation hearing. The Parties shall enter into good faith mediation and shall share the costs equally. If the representatives of the Parties have not been able to resolve the dispute within thirty (30) business days after such mediation hearing, the Parties shall have the right to pursue any other remedies legally available to resolve such dispute in any court of competent jurisdiction.

14.2         Notwithstanding the foregoing, nothing in this Article shall be construed to waive any rights or timely performance of any obligations existing under this Agreement or the sovereign immunity of the UNIVERSITY or the State of Arkansas.

ARTICLE 15         TERM AND TERMINATION

15.1         The term of this Agreement shall extend from the EFFECTIVE DATE until expiration of the last to expire patents under PATENT RIGHTS.

15.2         Upon any breach of, or default under, this License Agreement by LICENSEE, UNIVERSITY may terminate this License Agreement by ninety (90) days written notice to LICENSEE. Said notice shall become effective at the end of such period unless during said period LICENSEE shall cure such defect or default.

15.3         LICENSEE shall have the right to terminate this Agreement any time upon ninety (90) days written notice to UNIVERSITY.

15.4         Upon termination of this Agreement for any cause, nothing herein shall be construed to release either Party of any obligation matured prior to the effective date of such termination. LICENSEE may, after the effective date of such termination, sell all LICENSED PRODUCTS and parts thereof that it may have on hand at the date of termination, provided that it pays earned royalties thereon as provided in this Agreement.

ARTICLE 16         PAYMENTS, NOTICES AND OTHER COMMUNICATIONS

16.1         Any payment, notice or other communication pursuant to this Agreement shall be sufficiently made or given on the date of mailing if sent to such Party by certified first class mail, postage prepaid, addressed to it at its address below or as it shall designate by written notice given to the other Party:

LICENSEE:

ImaRx Therapeutics, Inc.

1635 East 18th Street

Tucson, Arizona 85719

Attention: Greg Cobb, CFO

UNIVERSITY:

University of Arkansas for Medical Sciences

4301 West Markham Street #831

Little Rock, Arkansas 72205

Attention: Charles Cook

With copy to:

Williams & Anderson PLP

Twenty-Second Floor

111 Center Street

Little Rock, Arkansas 72201

Attention: Harold J. Evans

ARTICLE 17         CONFIDENTIALITY

17.1         Each party agrees to protect the Confidential Information of the other party with at least the same degree of care with which it protects its own Confidential Information (but in no event less than reasonable care), and not to use any such information other that in connection with its rights and obligations under this Agreement. Confidential Information with respect to a Party, includes all information of any kind whatsoever (and all tangible and intangible embodiments thereof of any kind whatsoever) which is owned or controlled by such Party, is disclosed by such Party to the other Party pursuant to this Agreement, and (if disclosed in writing or other tangible medium) is marked or identified as confidential at the time of disclosure to the receiving Party or (if otherwise disclosed) is identified as confidential at the time of disclosure to the receiving Party. Notwithstanding the foregoing, Confidential Information of a Party shall not include information which the receiving Party can establish by written documentation (a) to have been publicly known prior to disclosure of such information by the disclosing Party to the receiving Party, (b) to have become publicly known, without fault on the part of the receiving Party, subsequent to disclosure of such information by the disclosing Party to the receiving Party, (c) to have been received by the receiving Party at any time from a source, other than the disclosing Party, rightfully having possession of and the right to disclose such information free of confidentiality obligations, (d) to have been otherwise known by the receiving Party free of confidentiality obligations prior to disclosure of such information by the disclosing Party to the receiving Party, or (e) to have been independently developed by employees or agents of the receiving Party without access to or use of such information disclosed by the disclosing Party to the receiving Party. The Parties acknowledge that the foregoing exceptions shall be narrowly construed and that the obligations imposed upon each Party shall be relieved solely with respect to such Confidential Information of the disclosing Party which falls within the above exceptions and not with respect to related portions, other combinations, or characteristics of the Confidential Information of the disclosing Party including, without limitation, advantages, operability, specific purposes, uses and the like.

ARTICLE 18         GENERAL

18.1         Legal Compliance. LICENSEE shall comply with all applicable federal, state and local laws and regulations in connection with its activities pursuant to this Agreement.

18.2         Patent Marking. LICENSEE agrees to mark the LICENSED PRODUCTS sold in the United States with all applicable United States patent numbers. All LICENSED PRODUCTS shipped to or sold in other countries shall be marked in such a manner as to conform to the patent laws and practice of the country of manufacture or sale.

18.3         Exports. It is understood that UNIVERSITY is subject to United States laws and regulations controlling the export of technical data, computer software, laboratory prototypes and other commodities (including the Arms Export Control Act, as amended and the Export Administration Act of 1979), and that its obligations hereunder are contingent on compliance with applicable United States export laws and regulations. The transfer of certain technical data and commodities may require a license from the cognizant agency of the United States Government and/or written assurances by LICENSEE that LICENSEE shall not export data or commodities to certain foreign countries without prior approval of such agency. UNIVERSITY neither represents that a license shall not be required nor that, if required, it shall be issued.

18.4         Waiver. Neither Party may waive or release any of its rights or interests in this Agreement except in writing. Failure to assert any right arising from this Agreement shall not be deemed or construed to be a waiver of such right.

18.5         Integration. This Agreement constitutes the entire agreement between the Parties relating to the subject matter thereof, and all prior negotiations, representations, agreements, and understandings are merged into, extinguished by, and completely expressed by it.

18.6         Effect of Agreement. This Agreement is binding upon the Parties hereto, and shall inure to the benefit of the Parties, and their respective agents, attorneys, insurers, employees, representatives, officers, directors, partners, principals, divisions, indemnitors, indemnitees, parent companies, grandparent companies, subsidiaries, affiliates, associates, consultants, assigns, heirs, predecessors, and successors in interest, successor trusts, trustees, shareholders and any trustee in bankruptcy or debtor in possession.

18.7         Construction and Interpretation. This Agreement and its effect are subject to and shall be construed and enforced in accordance with the laws of the State of Arkansas without regard to its choice of law principles. The drafting and negotiation of this Agreement have been participated in by counsel for each of the Parties, and any rule of construction to the effect that any ambiguity is to be resolved against the drafting Party shall not be applied to the interpretation of this Agreement.

18.8         Severability. The provisions of this Agreement are severable, and in the event that any provisions of this Agreement shall be determined to be invalid or unenforceable under any controlling body of the law, such invalidity or unenforceability shall not in any way affect the validity or enforceability of the remaining provisions hereof.

18.9         Representation by Counsel. The Parties hereby acknowledge that counsel has represented each such Party and that this Agreement has been executed with the consent and advice of counsel.

18.10       Execution and Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original. All counterparts together shall constitute one and the same original.

18.11       Authority. Each Party represents and warrants for itself that the individual executing this Agreement on its behalf is authorized to do so and to bind the Party on whose behalf he is signing to the terms, obligations and conditions set forth herein.

18.12       Modification or Amendment. This Agreement may not be modified or amended except in writing signed by all Parties hereto.

18.13       Further Assurance and Documents. The Parties, and each of them, agree to execute any and all additional documents and to do all things reasonably necessary to carry out and implement the provisions of this Agreement.

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IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed by their duly authorized representatives.

THE BOARD OF TRUSTEES OF			IMARX THERAPEUTICS, INC.
THE UNIVERSITY OF ARKANSAS

	/s/ Ann Kemp		/s/ Greg Cobb
By:	Ann Kemp	By:	Greg Cobb
Title:	Vice President for	Title:	CFO
Finance and Administration

Date:	2/14/06	Date:	2/8/06

APPENDIX A

U.S. Patent #6,945,937, issued 09/20/05

Inventor: Dr. William Culp, et al.

for “Ultrasound Apparatus and Method for Microbubble Augmented Clot Lysis”

PCT/US2004/028934 filed 09/03/04

Patent Costs $27,815 as of 02/02/06

December 16, 2009

University of Arkansas for Medical Sciences

4301 West Markham Street #831

Little Rock, Arkansas 72205

Attention: Charles Cook

Re: Assignment of License Agreement between ImaRx Therapeutics, Inc. and University of Arkansas for Medical Sciences

Dear Mr. Cook,

Pursuant to section 16.1 the above referenced License Agreement with an effective date of February 10, 2006, this letter is to serve as notice that ImaRx Therapeutics has assigned its rights under this agreement to Cerevast Therapeutics, Inc.

On September 4, 2009, ImaRx Therapeutics completed a transaction relating to the sale of substantially all of its business to Cerevast Therapeutics, Inc. Through this transaction, all rights and obligations under the above referenced agreement were transferred to Cerevast. Pursuant to Article 13 – Assignment, Cerevast has assumed all obligations of its assignor under this agreement.

Any future requests and/or notices pertaining to this agreement should be directed to the following:

Cerevast Therapeutics, Inc.

12277 134th Court NE, Suite 202
Redmond, WA 98052

Attn: Chief Executive Officer

Sincerely,

/s/ Bradford A. Zakes

Bradford A. Zakes
Chief Executive Officer
Cerevast Therapeutics, Inc.

August 11, 2015

University of Arkansas for Medical Sciences

401 South Cedar Street

Little Rock, Arkansas 72205

Attention: Nancy M. Gray Ph.D., Director, UAMS BioVentures

Re: Assignment of License Agreement for Ultrasound Apparatus and Method for Augmented Clot Lysis

Dear Dr. Gray:

Pursuant to section 16.1 the above referenced License Agreement with an effective date of February 10, 2006, this letter is to serve as notice that Cerevast Therapeutics has assigned its rights under this agreement to Cerevast Medical, Inc.

On August 11, 2015, Cerevast Therapeutics completed a transaction relating to the sale of substantially all of its business to Cerevast Therapeutics, Inc. through this transaction, all rights and obligations under the above referenced agreement were transferred to Cerevast Medical. Pursuant to Article 13 - Assignment, Cerevast Medical has assumed all obligations of its assignor under this agreement.

Any future requests and/or notices pertaining this agreement should be directed to:

Cerevast Medical, Inc.

11601 Willows Road NE, Suite 100

Redmond, WA 98052

Please do not hesitate to contact me with any questions.
Sincerely,

John Alleman

/s/ John Alleman

Chief Operating Officer
jalleman@cerevast.com
425.492.4447